EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

BRAEMAR HOTELS & RESORTS COMPLETES $435 MILLION
REFINANCING OF TWO MORTGAGE LOANS
DALLAS, May 23, 2018 - Braemar Hotels & Resorts Inc. (NYSE: BHR) (“Braemar” or the “Company”) announced today that it has successfully refinanced two mortgage loans with existing outstanding balances totaling approximately $358 million. The previous mortgage loans that were refinanced were the Morgan Stanley Pool and the GACC Sofitel loans with final maturity dates in February 2024 and March 2019, respectively. The new loan totals $435 million and has a two-year initial term with five one-year extension options, subject to the satisfaction of certain conditions. The loan is interest only and provides for a floating interest rate of LIBOR + 2.16%. The loan is secured by four hotels: Seattle Marriott Waterfront, San Francisco Courtyard Downtown, Philadelphia Courtyard Downtown and Sofitel Chicago Magnificent Mile. Additionally, as part of this financing, the allocated loan balance associated with the Renaissance Tampa International Plaza as part of the Morgan Stanley Pool was paid off at closing and that property is now unencumbered. The next hard debt maturity for the Company is in March 2020.
"We are pleased to close this refinancing which addressed our only 2019 debt maturity," said Richard J. Stockton, Braemar’s President and Chief Executive Officer. “This increased financial flexibility meaningfully improves our liquidity position and lowers our average interest rate.”
Braemar Hotels & Resorts is a real estate investment trust (REIT) focused on investing in luxury hotels and resorts.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Braemar’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: timing of closing of the transaction and satisfaction of conditions to closing, general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Braemar’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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